UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2022
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

______________________________________________________________________________________________________

Item 2.02 Results of Operation and Financial Condition

A press release announcing third quarter 2022 results was made October 27, 2022 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

______________________________________________________________________________________________________

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Third Quarter 2022 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 27, 2022	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

Exhibit 99.0

Data I/O Reports Third Quarter 2022 Results

Profitability Ramps with Continued Strong Bookings and Significant Operating Leverage

Backlog and Deferred Revenue Remain High

Redmond, WA – October 27, 2022 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

o   Net sales of $7.2 million; bookings of $7.1 million

o   Quarter-end backlog of $4.9 million

o   Gross margin as a percentage of sales of 57.0%

o   Net income of $847,000 or $0.10 per share

o   Adjusted EBITDA* of $1.4 million

o   Cash & Equivalents of $11.0 million; no debt

o   Automotive Electronics represented 70% of third quarter 2022 bookings

o   VerifyBoostTM Technology announced with up to 4.5x improvement in programming verify performance for automotive UFS applications

o   SentriX® customer going into production in Asia

o   4 new customer wins

*Adjusted EBITDA is a non-GAAP financial measure.  A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the third quarter ended September 30, 2022, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “Our performance in the third quarter was outstanding as we delivered strong bookings, operating income and cash generation.  For the fourth consecutive quarter, we achieved bookings in excess of $6.0 million, with third quarter 2022 bookings of $7.1 million reaching the highest level in the past year, and the highest level for the third quarter in 5 years.  Backlog at the end of the 2022 third quarter of $4.9 million was at the highest level for any third quarter period in the past 10 years.

“We continue to gain share in automotive.  Automotive electronics represented 70% of third quarter bookings, and 63% of bookings so far this year. We had 4 new customer wins in automotive and industrial during the third quarter.

“Earlier this week, we announced VerifyBoostTM technology to support the automotive memory market. VerifyBoost is a patent pending technology that significantly improves UFS memory programming times by accelerating the verify portion of the programming cycle over 4.5x. This is game-changing for our automotive customers. This technology is available as a license for new and existing systems with our Lumen®X programmers.

“The Company’s factories in the U.S. and China are back on track and running at normal capacity.  As expected, we delivered profitability in adjusted EBITDA and net income, an increase in cash, and a return to more normal levels for key balance sheet items.  With a strong sales funnel and high backlog and deferred revenue, we are off to a fast start for the fourth quarter.  It’s an exciting time for Data I/O.”

Financial Results

Net sales in the third quarter of 2022 were $7.2 million, up 7% as compared with $6.7 million in the third quarter of 2021.  The increase reflects strength in automotive electronics and industrial markets, partially offset by the impact of a strong US Dollar.  Total recurring and consumable revenues including adapter sales represented $3.2 million or 44% of total revenues in the third quarter of 2022, up 19% as compared with $2.7 million or 39% of total revenues in the third quarter 2021 total.

Third quarter 2022 bookings were $7.1 million, up 11% from $6.4 million in the second quarter of 2022 and 42% from $5.0 million in the third quarter of the prior year.  Backlog at September 30, 2022 was approximately $4.9 million, down from $5.8 million at June 30, 2022, and $3.3 million at September 30, 2021. Additionally, there is approximately $300,000 of deferred systems revenue anticipated to become revenue in the fourth quarter.

Gross margin as a percentage of sales was 57.0% in the third quarter of 2022, as compared to 60.7% in the same period of the prior year.  The difference in gross margin as a percentage of sales is primarily due to currency strength of the US Dollar, which is up approximately 15% versus the Euro and Yuan.

Total operating expenses in the third quarter of 2022 of $3.4 million were down approximately $547,000 or 13.9% as compared to the 2021 period of $3.9 million.  R&D expenses were $1.4 million in the third quarter of 2022 compared to $1.7 million in the third quarter of the prior year.  Selling, general and administrative expenses were $2.0 million in the third quarter of 2022 compared to $2.2 million in the third quarter of the prior year. The lower operating expense in the third quarter of 2022 was primarily a result of disciplined spending, lower incentive compensation and effects of the strong US Dollar.

Net income in the third quarter of 2022 was $847,000, or $0.10 per share, compared with net income of $12,000, or $0.00 per share, in the third quarter of 2021.  Included in net income are foreign currency transaction gain/(loss) of $307,000 in the third quarter of 2022 and ($26,000) in the third quarter of the prior year.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $1,431,000 in the third quarter of 2022, compared to Adjusted EBITDA of $564,000 in the third quarter of 2021.

For the fourth quarter of 2022, the Company expects to ship the majority of backlog and systems in deferred revenue as of September 30. The Company also expects relatively flat currency exchange and flat operating expenses as compared to the third quarter, with gross margin in the mid 50’s.

Data I/O’s balance sheet remained strong with cash at the end of the third quarter of 2022 of $11.0 million, up from $10.3 million at June 30, 2022.  The increase in cash primarily reflects operating profitability and faster collections on increased receivables.  Data I/O had net working capital of $16.5 million at September 30, 2022, up from $15.9 million at the end of the 2022 second quarter.  The Company continues to have no debt.

Conference Call Information

A conference call discussing financial results for the third quarter ended September 30, 2022 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-317-5788.  A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 1626055. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data programming solutions and security deployment platform to secure the global electronics supply chain and protect IoT device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from Shanghai’s COVID-19 lockdowns, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside, and the Russian invasion of Ukraine including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA, Adjusted EBITDA excluding equity compensation and impairment & related charges, and Adjusted gross margin should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

Contacts:

Joel Hatlen
Chief Operating and Financial Officer
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net Sales	$7,212	$6,730	$16,946	$19,478
Cost of goods sold	3,101	2,642	7,774	8,215
Gross margin	4,111	4,088	9,172	11,263
Operating expenses:
Research and development	1,432	1,730	4,605	5,009
Selling, general and administrative	1,967	2,216	5,943	6,332
Total operating expenses	3,399	3,946	10,548	11,341
Operating income (loss)	712	142	(1,376)	(78)
Non-operating income (loss):
Interest income	9	8	11	11
Gain on sale of assets	-	-	57	-
Foreign currency transaction gain (loss)	307	(26)	378	(64)
Total non-operating income (loss)	316	(18)	446	(53)
Income (loss) before income taxes	1,028	124	(930)	(131)
Income tax (expense) benefit	(181)	(112)	(700)	(219)
Net income (loss)	$847	$12	($1,630)	($350)

Basic earnings (loss) per share	$0.10	$0.00	($0.19)	($0.04)
Diluted earnings (loss) per share	$0.10	$0.00	($0.19)	($0.04)
Weighted-average basic shares	8,816	8,621	8,715	8,519
Weighted-average diluted shares	8,859	8,760	8,715	8,519

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	September 30, 2022	December 31, 2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,041	$14,190
Trade accounts receivable, net of allowance for
doubtful accounts of $98 and $89, respectively	4,412	3,995
Inventories	7,104	6,351
Other current assets	615	737
TOTAL CURRENT ASSETS	23,172	25,273

Property, plant and equipment – net	983	946
Other assets	2,314	2,838
TOTAL ASSETS	$26,469	$29,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,533	$1,373
Accrued compensation	1,631	2,496
Deferred revenue	1,805	1,507
Other accrued liabilities	1,543	1,413
Income taxes payable	170	-
TOTAL CURRENT LIABILITIES	6,682	6,789

Operating lease liabilities	1,659	2,277
Long-term other payables	203	138

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,816,381 shares as of September 30,
2022 and 8,621,007 shares as of December 31, 2021	21,656	20,886
Accumulated earnings (deficit)	(3,641)	(2,011)
Accumulated other comprehensive income	(90)	978
TOTAL STOCKHOLDERS’ EQUITY	17,925	19,853
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,469	$29,057

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
(in thousands)
Net Income (loss)	$847	$12	($1,630)	($350)
Interest (income)	(9)	(8)	(11)	(11)
Taxes	181	112	700	219
Depreciation and amortization	148	168	441	516
EBITDA earnings (loss)	$1,167	$284	($500)	$374

Equity compensation	264	280	935	960

Adjusted EBITDA, excluding equity compensation	$1,431	$564	$435	$1,334